Exhibit 10(a)
Grant Acceptance
PulteGroup, Inc.
Employer ID: 38-2766606
3350 Peachtree Road NE, Suite 1500
Atlanta, GA 30326

Participant:	Employee ID:
_________________	_________________

You have been granted an Award of PulteGroup, Inc. Restricted Stock Units as follows:

Type of Award:	Restricted Stock Units
Grant No.:	_________________
Plan:	2022 Stock Incentive Plan
Date of Award:	_________________
Total Number of Shares Awarded:	_________________

Vesting Schedule	Number of Shares Vesting as of Stated Date
_____________________	_____________________

By your acceptance of this Award through the Fidelity website, you agree that this Award is granted under and governed by the terms and conditions of the PulteGroup, Inc. 2022 Stock Incentive Plan and by the terms and conditions of the Restricted Stock Unit Award Agreement, which is attached to the Grant Acceptance. You may also access a copy of the related prospectus through the Fidelity website.

PULTEGROUP, INC.
2022 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the provisions of the PulteGroup, Inc. 2022 Stock Incentive Plan (the “Plan”), the employee named in the Grant Acceptance (the “Holder”) has been granted a restricted stock unit award (the “Award”) with respect to the number of common shares, $.01 par value per share, of PulteGroup, Inc., a Michigan corporation (the “Company”), set forth in the Grant Acceptance (the “Shares”), subject to adjustment as provided herein and in the Plan. The Award is subject to the restrictions, terms and conditions set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. This Agreement, together with the Grant Acceptance, constitute the Restricted Stock Unit Agreement which is made and entered into as of the grant date set forth in the Grant Acceptance (the “Grant Date”).
1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Grant Acceptance in the space provided therefor and returning an original execution copy of the Grant Acceptance to the Company (or electronically accepting this Award within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.    Rights as a Shareholder; Dividend Equivalents. The Holder shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, such Shares become vested pursuant to Section 3 hereof and the Holder becomes a shareholder of record with respect to such Shares. The Award includes a right to receive dividend equivalents equal to the value of any dividends paid on the Shares (the “Dividend Equivalents”) for which the dividend record date occurs between the Grant Date and the date the Award is settled. Subject to vesting, each Dividend Equivalent entitles the Holder to receive the equivalent cash value, without interest, of any such dividends paid on the number of Shares underlying the Award that are outstanding during such period. Dividend Equivalents will be accrued and will be subject to the same conditions as the restricted stock units to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the Award.
3.    Restriction Period and Vesting.
3.1    Service-Based Vesting. Except to the extent earlier forfeited or vested pursuant to this Section 3 or the terms of the Plan, the Award shall vest on the third anniversary of the Grant Date (the “Vesting Date”).
3.2    Termination due to Death or Disability. If the Holder’s employment by the Company terminates by reason of the Holder’s death or Disability, the Award shall become fully vested as of the date of the Holder’s termination of employment.
3.3    Qualifying Retirement. If the Holder’s employment by the Company is terminated by reason of a “Qualifying Retirement” (as such term is defined in the PulteGroup, Inc. Amended Retirement Policy, effective as of January 31, 2024, as may be amended from time to time) and the Holder executes and does not revoke a Release, Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Release”) within 30 days (or such later time as set forth in the Release at the time of Qualifying Retirement (but not to exceed 52 days)) after the date of

Holder’s Qualifying Retirement, in a form satisfactory to the Company which shall include a two-year non-competition and non-solicitation period, the Shares subject to the Award (and associated Dividend Equivalents) shall vest on the Vesting Date set forth set forth in Section 3.1, assuming the Holder had remained employed with the Company through the Vesting Date and provided that the Holder’s release becomes irrevocable. If the Holder does not execute the Release or timely revokes such Release, the portion of the Award which is not vested as of the date of the Holder’s Qualifying Retirement shall not vest and shall be forfeited by the Holder.
3.4    Termination due to Reduction in Force and Other than due to Death, Disability, Qualifying Retirement or Change in Control. If the Holder’s employment by the Company is terminated by the Company due to a reduction in force, as determined in the sole discretion by the Committee (or the Committee’s authorized delegate), and such termination is not for any reason specified in Section 3.2, 3.3, 3.5, or 3.6 hereof, and the Holder executes and does not revoke a Release within 30 days (or such later time as set forth in the Release at the time of the Holder’s termination (but not to exceed 52 days)), then the portion of the Award which is not vested shall vest pro-rata based on the number of days employed by the Holder from the Grant Date through the date of such termination divided by the number of days from the Grant Date through the Vesting Date, rounded up to the nearest whole share, and the portion of the Award which does not vest pursuant to this Section 3.4 shall be forfeited by the Holder.
3.5 Termination for Cause or Other than due to Death, Disability or Qualifying Retirement. If the Holder’s employment by the Company is terminated by the Company for Cause, or for any reason other than a reason specified in Section 3.2, 3.3, 3.4 or 3.6 hereof, the portion of the Award which is not vested as of the date of the Holder’s termination of employment shall be forfeited by the Holder.
3.5    Change in Control. In the event a Change in Control occurs and the Holder’s employment is terminated by the Company without Cause or by the Holder for Good Reason following such Change in Control, the Award shall become fully vested as of the date of the Holder’s termination of employment.
4.    Issuance and Delivery of Shares and Dividend Equivalents. Subject to Section 6.9, within sixty (60) days after the vesting of the Award, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested Shares and Dividend Equivalents to the Holder. Such issuance or delivery of Shares shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery of Shares, except as otherwise provided in Section 6.  Prior to the issuance to the Holder of the Shares subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.
5.    Additional Terms and Conditions of Award.
5.1    Nontransferability of Award. Prior to the vesting of the Award and delivery of the Shares, the Award may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

5.2    Investment Representation. The Holder hereby represents and covenants that (a) any Shares acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
5.3    Withholding Taxes. (a) As a condition precedent to the delivery to the Holder of any Shares or the payment of Dividend Equivalents upon vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (or such higher withholding amount elected by the Holder) (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder or withhold Shares.
(b)    The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company; (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments; (3) authorizing the Company to withhold from the Shares otherwise to be delivered to the Holder pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the maximum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No Shares or Dividend Equivalents shall be delivered until the Required Tax Payments have been satisfied in full.
5.4    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of such Shares, the Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.
5.5    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of the Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Award shall be equitably adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
5.6     Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the Company or a Subsidiary.
5.7    Decisions of Board of Directors or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
5.8    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.
6.    Miscellaneous Provisions.
6.1    Employment by Subsidiary. References in this Agreement to employment by the Company shall also mean employment by a Subsidiary.
6.2    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.3    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to PulteGroup, Inc., 3350 Peachtree Road, NE, Suite 150, Atlanta, GA, Attention: Executive Vice President and Chief Legal Officer and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, upon receipt by the party entitled thereto if by express courier service, or five days after the date mailed if by United States mails; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.4    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to conflicts of laws principles.
6.5    Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
6.6    Entire Understanding. This Agreement and the Plan contain the entire understanding of the parties hereto with respect to the subject matter of the Agreement and supersedes all prior agreements, written or oral, with respect thereto.
6.7    Arbitration. The Holder acknowledges and agrees that any and all disputes related to compensation such as this Agreement or Award will be exclusively resolved through the Company’s Alternative Dispute Resolution Policy located in the Employee Handbook.
6.8    Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than six (6) months after the date of the employment action that is the subject of the action, claim or lawsuit. The Holder voluntarily waives any statute of limitations to the contrary.
6.9    Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable Shares and any Dividend Equivalents shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Award, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (A) each such payment which is conditioned upon Holder’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years, (B) if Holder is a specified employee (within the meaning of Section 409A of the Code) as of the date of Holder’s separation from service, each such payment that is payable upon Holder’s separation from service and would have been paid prior to the six-month anniversary of Holder’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Holder’s separation from service or (ii) the date of Holder’s death, (C) if the Holder’s termination is due to Disability or due to a reduction in force under Section 3.4 and the Holder satisfies the age and service requirements for a Qualifying Retirement, then the Award will vest in accordance with Section 3.1 or 3.4, as applicable, but will be settled in accordance with Section 3.3, and (D) if the Holder’s employment is terminated by the Company without Cause or by the Holder for Good Reason under Section 3.6 and the Holder satisfies the age and service requirements for a Qualifying Retirement and either (x) such termination occurs more than two years following a Change in Control or (y) the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, then the Award will vest in accordance with Section 3.6 but will be settled in accordance with Section 3.3.

6.10    Award Subject to Clawback. The Award and any Shares or Dividend Equivalents delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the PulteGroup, Inc. Dodd-Frank Clawback Policy and the PulteGroup, Inc. Misconduct Clawback Policy, or as otherwise required by law or applicable listing standards.

Appendix of Definitions
“Cause” shall mean a determination by the Company that the Holder has (i) willfully and continuously failed to substantially perform the duties assigned by the Company or a Subsidiary with which the Holder is employed (other than a failure resulting from the Holder’s Disability), (ii) willfully engaged in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Company, does not conform to the standard of the Company's executives or employees, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or any Subsidiary.
“Disability” shall mean a sickness or disability extending for more than three (3) consecutive months as a result of which the Holder is unable to perform his or her duties for the Company or an affiliate, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion. In the event of any dispute regarding the existence of the Holder’s Disability hereunder, the matter shall be resolved by the determination of a physician selected by the Committee and reasonably acceptable to the Holder. The Holder shall submit to appropriate medical examinations for purposes of such determination.
“Good Reason” shall mean the occurrence of any of the following events without the Holder’s prior written consent: (i) a material diminution in the Holder’s annual base salary; (ii) a material diminution in the Holder’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which the Holder must perform services; provided that, the Holder must notify the Company of his or her intention to terminate his or her employment by written notice to the Company within ninety (90) days of the initial existence of such event and the Company shall have thirty (30) days to cure such event after receipt of such notice. If the Company shall fail to cure such event, the Holder may terminate his or her employment for Good Reason within thirty (30) days following the expiration of the Company's cure period.

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